		Exhibit 99.1
NORTHEAST GENERATION COMPANY

BALANCE SHEETS

At December 31,	2005	2004
	(Thousands of Dollars)

ASSETS

Current Assets:
Cash and cash equivalents	$ 16,117	$ 13,634
Accounts receivable from affiliated companies	14,102	14,060
Notes receivable from affiliated companies	10,000	10,000
Taxes receivable	2,958	1,977
Materials and supplies, at average cost	2,505	2,359
Prepayments and other	1,274	1,761
	46,956	43,791

Property, Plant and Equipment:
Competitive energy	845,524	839,927
Less: Accumulated depreciation	47,286	37,077
	798,238	802,850
Construction work in progress	8,083	3,563
	806,321	806,413

Deferred Debits and Other Assets:
Debt service special deposits	-	31,819
Other	4,698	6,751
	4,698	38,570

Total Assets	$ 857,975	$ 888,774

NORTHEAST GENERATION COMPANY

BALANCE SHEETS

At December 31,	2005	2004
	(Thousands of Dollars)

LIABILITIES AND CAPITALIZATION

Current Liabilities:
Long-term debt - current portion	$ -	$ 37,500
Accounts payable	2,414	2,662
Accounts payable to affiliated companies	2,800	2,160
Accrued taxes	2,372	648
Accrued interest	5,875	6,341
Other	4,831	3,752
	18,292	53,063

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	84,620	62,983
Other	866	-
	85,486	62,983

Capitalization:
Long-Term Debt	320,000	320,000

Common Stockholder's Equity:
Common stock, $1 par value - authorized
20,000 shares; 6 shares outstanding
in 2005 and 2004	-	-
Capital surplus, paid in	408,023	408,094
Retained earnings	27,113	45,782
Accumulated other comprehensive loss	(939)	(1,148)
Common Stockholder's Equity	434,197	452,728
Total Capitalization	754,197	772,728

Total Liabilities and Capitalization	$ 857,975	$ 888,774

NORTHEAST GENERATION COMPANY

STATEMENTS OF INCOME

For the Years Ended December 31,	2005	2004
	(Thousands of Dollars)

Operating Revenues	$ 154,934	$ 153,891

Operating Expenses:
Operation -
Operation, maintenance and fuel	29,633	31,864
Depreciation and amortization	10,584	10,286
Taxes other than income taxes	9,484	9,487
Total operating expenses	49,701	51,637
Operating Income	105,233	102,254

Interest Expense:
Interest on long-term debt	31,143	32,623
Other interest	28	38
Interest expense, net	31,171	32,661
Other Income, Net	1,743	1,074
Income Before Income Tax Expense	75,805	70,667
Income Tax Expense	29,959	28,651
Income Before Cumulative Effect of
Accounting Change, Net of Tax Benefit	45,846	42,016
Cumulative effect of accounting change,
net of tax benefit $346	(515)	-
Net Income	$ 45,331	$ 42,016

STATEMENTS OF COMPREHENSIVE INCOME
Net Income	$ 45,331	$ 42,016
Other comprehensive income from
qualified cash flow hedging instruments, net of tax	209	264
Comprehensive Income	$ 45,540	$ 42,280

NORTHEAST GENERATION COMPANY

STATEMENTS OF COMMON STOCKHOLDER'S EQUITY

					Accumulated
			Capital		Other
	Common Stock		Surplus,	Retained	Comprehensive
	Shares	Amount	Paid In	Earnings	(Loss)/Income	Total
		(Thousands of Dollars, except share information)

Balance at January 1, 2004	6	$ -	$ 408,095	$ 31,766	$ (1,412)	$ 438,449

Net income for 2004				42,016		42,016
Cash dividends on common stock				(28,000)		(28,000)
Allocation of benefits - ESOP			(1)			(1)
Other comprehensive income					264	264
Balance at December 31, 2004	6	-	408,094	45,782	(1,148)	452,728

Net income for 2005				45,331		45,331
Cash dividends on common stock				(64,000)		(64,000)
Allocation of benefits - ESOP			(1)			(1)
Allocation of NU parent company tax benefit			(70)			(70)
Other comprehensive income					209	209
Balance at December 31, 2005	6	$ -	$ 408,023	$ 27,113	$ (939)	$ 434,197

NORTHEAST GENERATION COMPANY

STATEMENTS OF CASH FLOWS

For the Years Ended December 31,	2005	2004
	(Thousands of Dollars)

Operating Activities:
Net income	$ 45,331	$ 42,016
Adjustments to reconcile to net cash flows
provided by operating activities:
Depreciation and amortization	10,584	10,286
Deferred income taxes	21,823	22,184
Other non-cash adjustments	2,550	(1,432)
Other sources of cash	3	-
Changes in current assets and liabilities:
Accounts receivable	(42)	(1,072)
Materials and supplies	(146)	(48)
Other current assets	487	(1,012)
Accounts payable	342	1,282
Accrued taxes	743	(1,775)
Accrued interest	(466)	-
Other current liabilities	1,288	3,245
Net cash flows provided by operating activities	82,497	73,674

Investing Activities:
Investments in competitive energy plant	(10,333)	(11,788)
Investment in debt service special deposits	31,819	(1,615)
Net cash flows provided by/(used in) investing activities	21,486	(13,403)

Financing Activities:
Retirement of long-term debt	(37,500)	(31,500)
Cash dividends on common stock	(64,000)	(28,000)
Net cash flows used in financing activities	(101,500)	(59,500)
Net increase in cash and cash equivalents	2,483	771
Cash and cash equivalents - beginning of year	13,634	12,863
Cash and cash equivalents - end of year	$ 16,117	$ 13,634

Supplemental Cash Flow Information:
Cash paid during the year for:
Interest, net of amounts capitalized of $395 in 2005
and $599 in 2004	$ 30,495	$ 32,506
Income taxes	$ 8,427	$ 9,798